UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 6, 2013
AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Jericho Quadrangle, Suite 109 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01     Other Events

As previously disclosed, on October 31, 2012 (the “Effective Date”), Elk Associates Funding Corporation (“Elk”), a wholly-owned subsidiary of Ameritrans Capital Corporation (“Ameritrans” and together with Elk, the “Company”), and the United States Small Business Administration (the “SBA”), entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with respect to Elk’s pending lawsuit against the SBA, captioned Elk Associates Funding Corporation v. United States Small Business Administration et al (Case No. 12-0438 (CKK)). The Settlement Agreement, as amended on December 7, 2012, provided, among other things, for the payment by Elk to the SBA of $7,900,000 (the “Settlement Payment”) by January 7, 2013 and the surrender of Elk’s small business investment company license, in full and final satisfaction of all outstanding SBA leverage owed to the SBA through the Effective Date plus all additional interest which may accrue through the date the Settlement Payment is made. On January 4, 2013, the SBA agreed to extend the January 7, 2013 deadline until January 18, 2013 (the “Payoff Deadline”), provided that Elk promptly remits to the SBA all of the proceeds (up to the amount of the Settlement Payment) from any asset sales consummated by Elk prior to such date. As a condition to the SBA’s agreement to the extended Payoff Deadline, Elk paid $1.2 million to the SBA on January 4, 2013 from its cash on hand in partial satisfaction of the Settlement Payment, which left $6.7 million of the Settlement Payment remaining to be paid as of such date.

As previously disclosed, as of January 18, 2013, Elk had not secured the balance of the Settlement Payment to be paid to the SBA. As previously disclosed, in connection with the entry into the Settlement Agreement, Elk executed and delivered a Consent Order of Receivership appointing the SBA as permanent, liquidating receiver of Elk, to be filed by the SBA only in the event that Elk failed to pay the Settlement Payment pursuant to the Settlement Agreement, as amended.

As previously disclosed, on February 22, 2013, Elk was served with a complaint for receivership and injunction captioned United States of America, on behalf of its agency, the United States Small Business Administration v. Elk Associates Funding Corporation (Case No. 13-CV-1045) (the “Receivership Proceeding”), which the government filed in the U.S. District Court for the Southern District of New York (the “SDNY”).  The complaint was accompanied by a summons granting Elk twenty-one days to serve an answer.

Following Elk’s receipt of the complaint for receivership filed in the SDNY, the SBA indicated that it would move to transfer the venue of the Receivership Proceeding to the U.S. District Court for the Eastern District of New York, based on the location of Elk’s principal executive office. On March 6, 2013, Elk agreed to sign a stipulation to such venue transfer in exchange for an extension of the Settlement Agreement until March 28, 2013. In connection with such stipulation, the SBA agreed to notify the Court of the foregoing extension, and ask the Court to delay entry of the Consent Order of Receivership until March 29, 2013, unless Elk pays the outstanding amount of the Settlement Payment prior to March 28, 2013, in which case the Receivership Proceeding would be dismissed.

The Company is working diligently to raise the requisite funds to complete the settlement with the SBA prior to March 28, 2013 through debt and/or equity financings and/or asset sales. However, there can be no assurance, that any such asset sales or financings will be completed on a timely basis or at all, or that the Company will otherwise be able to raise an amount equal to the remaining balance of the Settlement Payment prior to the entry of the Consent Order of Receivership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: March 7, 2013	By:	/s/ Michael Feinsod
Name: Michael Feinsod Title: Chief Executive Officer and President